Exhibit 99.77(i)

ITEM 77I – Terms of New or Amended Securities

1.

Effective May 31, 2013, ING Mutual Funds registered Class R6 Shares on behalf of ING Global Bond Fund.  Class R6 shares are sold without a front-end load and are not subject to a CDSC.